EXHIBIT 12

            HOUSEHOLD INTERNATIONAL NETHERLANDS B.V.

        COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
          (All dollar amounts are stated in millions.)


Year ended December 31                     1993*
- -----------------------------------------------
Income from operations                 $   48.1
- -----------------------------------------------
Income taxes                               32.1
- -----------------------------------------------
Fixed charges:
  Interest expense                      1,405.6
- -----------------------------------------------
Total earnings as defined              $1,485.8
===============================================
Ratio of earnings to fixed charges         1.06
===============================================

*Prior to 1993, the Company had no active operations;
consequently, the ratio of earnings to fixed charges for the years 1990 through 1992 are not meaningful and have been omitted.

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